Exhibit 99.1

GLYCOMIMETICS APPOINTS IMMUNOGEN CEO Daniel Junius

TO BOARD OF DIRECTORS

Gaithersburg, MD, March 21, 2016 –  GlycoMimetics, Inc. (NASDAQ: GLYC) announced today the appointment of Daniel Junius to its Board of Directors. Mr. Junius is President and Chief Executive Officer and a member of the board of directors of ImmunoGen, Inc., an industry leader in the field of antibody drug conjugates (ADCs).  He also serves on the Board of Directors of IDEXX Laboratories, a leading provider of diagnostic and information technology-based products and services for pet healthcare innovation.

“A seasoned biopharmaceutical industry executive with years of experience in financial and leadership roles, Daniel is a great addition to the GlycoMimetics Board of Directors,” said Rachel King, CEO of GlycoMimetics. “I have no doubt that as CEO of a company using ADC technology to develop novel cancer therapies he will be an asset to GlycoMimetics as we advance our clinical pipeline, particularly our own programs in oncology.”

Mr. Junius was promoted to President and Chief Operating Officer of ImmunoGen in July 2008 and became President and Chief Executive Officer of the company in 2009. He joined ImmunoGen as Chief Financial Officer (CFO) and Senior Vice President, Finance in May 2005 and was promoted to Executive Vice President, Finance and CFO in July 2006.

Mr. Junius was Executive Vice President and CFO of New England Business Service, Inc. (NEBS) from 2002 until its acquisition by Deluxe Corporation in 2004 and Senior Vice President and CFO of NEBS from 1998 to 2002. Prior to NEBS, he was Vice President and CFO of Nashua Corporation. He joined Nashua Corporation in 1984 and held financial management positions of increasing responsibility before becoming CFO in 1996. Mr. Junius holds a Master’s in Management from Northwestern University's Kellogg School of Management.

“There remain so many critical unmet needs in the treatment of individuals living with various cancers,” said Mr. Junius. “I look forward to working with the Board and management team at GlycoMimetics during the next phase of the company’s advancement, particularly as the oncology pipeline programs move into and through clinical development.”

About GlycoMimetics, Inc.

GlycoMimetics is a clinical stage biotechnology company focused on the discovery and development of novel glycomimetic drugs to address unmet medical needs resulting from diseases in which carbohydrate biology plays a key role. GlycoMimetics entered into an exclusive license agreement with Pfizer for rivipansel in October 2011. Under the license agreement, Pfizer is responsible for the clinical development, regulatory approval and potential commercialization of rivipansel, which is currently being evaluated in a Phase 3 study for treatment of vaso-occlusive crisis of sickle cell disease.

GlycoMimetics’s wholly-owned drug candidate (GMI-1271) for AML and other blood disorders is also in clinical trials. Glycomimetics are molecules that mimic the structure of carbohydrates involved in important biological processes. Using its expertise in carbohydrate chemistry and knowledge of carbohydrate biology, GlycoMimetics is developing a pipeline of glycomimetic drug candidates that inhibit disease-related functions of carbohydrates, such as the roles they play in inflammation, cancer and infection. Learn more at www.glycomimetics.com.

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Source: GlycoMimetics

Investor Contact:

Shari Annes

Phone: 650-888-0902

Email: sannes@annesassociates.com

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